Contacts:
Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, President and CEO	Don Markley
Jennifer Capuzelo, Investor Relations	dmarkley@lhai.com
(858) 550-7584	(310) 691-7100

Ligand Signs Global License Agreement with Azure for Lasofoxifene

SAN DIEGO (July 22, 2013) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announces the signing of a global license agreement with Azure Biotech for the development of a novel formulation of lasofoxifene targeting an underserved market in women's health. Under the terms of the agreement, Ligand is entitled to receive $2.7 million in potential development and regulatory milestones and a 5% royalty on future net sales. Also under this agreement, Ligand retains rights to the oral formulation originally developed by Pfizer.

“Lasofoxifene has a promising profile, and we are excited to see it move forward in development,” commented John Higgins, President and Chief Executive Officer of Ligand. “The team at Azure is highly motivated and well-positioned to advance lasofoxifene, and we look forward to working with them on this important program. This transaction represents yet another milestone for Ligand as we continue to build our portfolio of partnered programs and reinforces the strength of our business model.”

“The Azure team is excited to undertake the development of lasofoxifene in a new area of high medical need.  Azure plans to rapidly build upon the extensive safety and efficacy data already available from trials completed in more than 15,000 women,” stated Dr. David Thompson, President of Azure.

About Lasofoxifene

Lasofoxifene is an estrogen partial agonist for osteoporosis treatment and other diseases that was discovered through the research collaboration between Ligand and Pfizer that began in 1991. The oral, 0.5 mg form of lasofoxifene tartrate was developed by Pfizer under the trade name Fablyn®, and progressed through regulatory approval in the EU. After Pfizer acquired Conbriza® (bazedoxifene), a similar SERM program, from its acquisition of Wyeth, rights to all forms of lasofoxifene reverted to Ligand in early 2011.

About Azure Biotech

Azure Biotech, Inc. is a newly formed biotechnology company uniquely qualified to bring lasofoxifene forward for targeted new indications and formulations. The firm is led by seasoned pharmaceutical executives, including Dr. Thompson, who directed the Pfizer team in the discovery of lasofoxifene through Phase 3 development and regulatory filings.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company that develops and acquires assets it believes will generate royalty revenues and, under its lean corporate cost structure, produce sustainable profitability. Ligand has a diverse asset portfolio addressing the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, diabetes, hepatitis, muscle wasting, dyslipidemia, anemia and osteoporosis. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Onyx Pharmaceuticals, Merck, Pfizer, Baxter International, Bristol-Myers Squibb, Celgene, Lundbeck Inc., Eli Lilly & Co., Spectrum Pharmaceuticals and The Medicines Company. Please visit www.captisol.com for more information on Captisol and www.ligand.com for more information on Ligand.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. These include statements regarding clinical development of lasofoxifene, market size and possibility of commercial success, efficacy, potency, competitiveness and the strength of Ligand's product portfolio. Actual events or results may differ from our expectations. For example, there can be no assurance that lasofoxifene will progress through clinical development or receive required regulatory approvals within the expected timelines or at all, that further clinical trials will confirm any safety or other characteristics or profile, that there will be a market of any size for lasofoxifene or that lasofoxifene will be beneficial to patients or successfully marketed. In addition, there can be no assurance that Ligand will achieve its guidance or forecast. The failure to meet expectations with respect to any of the foregoing matters may have a negative effect on Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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